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                                                                   Exhibit 10-10

                    ROCHESTER GAS AND ELECTRIC CORPORATION

                     LONG TERM INCENTIVE PLAN RESTATEMENT


          I.    SYNOPSIS OF PLAN

                The Plan seeks to incent top management of RG&E by creating long-term goals and by tying the growth in their potential bonus to the performance of RG&E Common Stock. Selected executives will be awarded Performance Shares which will mirror actual shares of Common Stock of RG&E. Whether or not the executives actually receive payment from the Plan depends upon how the Company's performance compares to the 100 companies in the Edison Electric Institute ("EEI") Index of Investor-Owned Electric Utilities ("EEI 100 Index") over a three year period. Payments, when made, will be in cash.

          II.   PURPOSE OF PLAN

                The purpose of this Plan is to further the long-term growth in earnings of Rochester Gas and Electric Corporation ("RG&E") by offering long-term incentives in addition to current compensation to those officers and key employees for RG&E who will be largely responsible for such growth.

          III.  ADMINISTRATION

                This Plan shall be administered by the Committee on Management of the Board of Directors ("Committee") which shall possess the authority to delegate authority and to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan and any

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decision or interpretation of any provision of the Plan by such Committee or its delegate shall be final and conclusive.

          IV.   ELIGIBILITY

                An Employee on the RG&E Executive Payroll, and any other Employee whom the Committee may select in its sole discretion, shall be eligible to participate in this Plan.

          V.    PERFORMANCE SHARES

                Awards under this Plan shall be granted to a Participant in the form of Performance Shares, which shall be credited to a Performance Share Account to be maintained for each such Participant. Each Performance Share shall be deemed to be equivalent in value to one share of Common Stock of RG&E. The award of Performance Shares under the Plan shall not entitle the recipient to any dividend or voting rights or any other rights of a shareholder with respect to such Performance Shares. However, dividends shall be deemed to be paid and reinvested during a Performance Cycle, all being credited to Participant's Share Accounts.

          VI.   GRANT OF PERFORMANCE SHARES

                Performance Shares shall be granted each year in accordance with a Participant's Salary Range as follows:

          Salary
          Range                     Shares
          ------                    ------
            E7                   4,000 Shares
            E6                   3,000 Shares
            E5                   2,000 Shares
            E4                   1,000 Shares
            E3                   1,000 Shares
            E2                     500 Shares
            E1                     500 Shares

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It is expected that the above number of shares shall be granted for each of the
Plan's first three years, and that the Board will consider whether to recalibrate the number of shares for each ensuing three year period. The first grant shall be made in 1993.

          VII.  PERFORMANCE CYCLES

                There shall be Performance Cycles of three years each, except that the first Performance Cycle shall be two years in order to create uniform payment years. Thus, the first Performance Cycle for Shares awarded in 1993 shall be 1994 and 1995. The second Performance Cycle, for shares awarded in 1994, shall be 1994, 1995 and 1996. The third Performance Cycle, for shares awarded in 1995, shall be 1995, 1996 and 1997.

          VIII. PERFORMANCE MEASURE

                The Performance Measure shall be the yearly percentage change of RG&E's cumulative total shareholder return (i.e., stock price appreciation plus 100 percent dividends reinvested quarterly), on RG&E Common Stock compared to the 100 companies in the EEI 100 Index of Investor-Owned Electric Companies ("Index") representing the electric utility industry. For the first Performance Cycle, the Measure shall be an annualized rate of return over two years; thereafter, it will be an annualized rate of return over a three year period.

          IX.   RIGHT TO PAYMENT

                A Participant shall have the right to receive payment for all or a part of Performance Shares upon the
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condition that the Participant remain employed by RG&E until the end of the
Performance Cycle related to such Shares. The condition shall be satisfied in the event employment terminates prior to the end of a Cycle if such termination is on account of retirement, death or disability. If an eligible Participant terminates prior to the end of a Cycle, but at least six months after the start of the Cycle, any award determined at the end of the cycle will be prorated between six and 36 months (six and 24 months for the initial Cycle). In addition, the Committee may, in its sole discretion, approve payment of any or all Performance Shares which would otherwise be forfeited as a result of a Participant failing to remain in the employment of RG&E for the required period.

          X.    DETERMINATION OF AWARD

                The extent to which a Participant shall receive payment of all or part of the Performance Shares in an award grant shall be determined by the Committee by ranking each of the 100 companies in the EEI 100 Index (including RG&E) in descending order of performance and determining where RG&E fits in the Index, all in terms of the Performance Measure.

          If RG&E would be among the first 50 companies, then the Committee may award from 100 percent to 200 percent of the shares granted.

          If RG&E would be among companies 51 through 67, then the Committee may award from zero percent to 100 percent of the shares granted.
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          If RG&E would rank number 68 or lower, then no awards may be made.

          XI.   TIME OF PAYMENT

                A Participant shall receive payment 60 days after the start of the year following the end of a Performance Cycle.

          XII.  FORM OF PAYMENT

                The number of Performance Shares payable to a Participant shall be calculated according to Section VIII and shall be valued as of the end of the Performance Cycle based on the average closing price of RG&E Common Stock during the December with which the Cycle ends. Payment shall be made to the Participant in cash.

          XIII. DILUTION AND OTHER ADJUSTMENTS

                In the event of any change in the outstanding shares of Common Stock of RG&E by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of Performance Shares then held in Participants' Performance Share Accounts, or which may be awarded to any one employee, or an adjustment in any measures of performance. Such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.
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          XIV. CANCELLATION OF PERFORMANCE SHARES

               In addition to cancellation by forfeiture as a result of failure to complete the requisite period of employment or failure to earn payment by not meeting performance objectives, the Committee may cancel Performance Shares with the written consent of a Participant holding such Performance Shares. In the event of any cancellation, all rights of the former holder of such cancelled Performance Shares with respect to such cancelled Shares shall terminate.

          XV.  MISCELLANEOUS

               A. An employee's rights and interests under the Plan may not be assigned or transferred. In the case of death, payment of Performance Shares due under this Plan shall be made to the Participant's estate.

          B. No employee or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of RG&E.

          C. RG&E shall have the right to deduct from all payments any taxes required by law to be withheld with respect to such cash.

          D. The expenses of administering this Plan and the amounts which become payable shall be borne by RG&E. This Plan is unfunded and is a mere promise by RG&E to make the payments called for; all Participants have the status of general unsecured creditors of RG&E.
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          XVI.  AMENDMENT AND TERMINATION

                The Board of Directors of RG&E may at any time terminate this Plan or amend it in any way, provided that no such action shall adversely affect any right or obligation with respect to any award theretofore granted.

          XVII. EFFECTIVE DATE

                The Plan shall be effective as of January 1, 1994.

                    ROCHESTER GAS AND ELECTRIC CORPORATION


                    By       /s/ROGER W. KOBER
                      ------------------------------------
                                Roger W. Kober
                    Its Chairman, President and CEO